ASPEN GROUP RESOURCES CORPORATION

AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2003

ASPEN GROUP RESOURCES CORPORATION

AND SUBSIDIARIES

INDEX

      Page No.

FINANCIAL INFORMATION

Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheet as of

September 30, 2003 (unaudited) and December 31, 2002 (audited)

3

Condensed Consolidated Statements of Operations for the

Nine months ended September 30, 2003 and 2002 (unaudited)

4

Condensed Consolidated Statements of Cash Flows for the

Nine months ended September 30, 2003 and 2002 (unaudited)

5

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Nature of Business and Basis of Preparation and Presentation

Nature of Business

6

Financial Presentation

6

Disposition of Non-core Assets

6

Earnings Per Share

6

Common Stock Issued

6-7

Operations

7

Related Party Transactions

7

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

8

Liquidity and Capital Resources

8

Five-year Maturity Schedule

9

Other Information

Legal Proceedings

9-11

Defaults Upon Senior Securities

11

Submissions of Matters to a Vote of Security Holders

11-12

Other Information

12

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

(Expressed in US Dollars)

	Sept 30, 2003 (Unaudited)	December 31, 2002 (Audited)
ASSETS
Current Assets
Cash	$206,149	$50,016
Accounts receivable
Trade	3,916,544	1,432,920
Sale of assets	-	2,826,704
Due from related company	-	1,192,981
Other	42,142	27,071
Materials and supplies inventory	104,577	104,577
Prepaid expenses	113,925	123,802
Total current assets	4,383,337	5,758,071

Proved Oil & Gas Properties (full cost method)
net of accumulated depletion of $23,377,164 and $21,515,449	44,239,791	44,967,314

Property and Equipment
net of accumulated depreciation of $2,183,625 and $2,343,305	971,246	1,759,472

Other Assets
Notes receivable	43,067	42,587
Deposits and other assets	36,934	8,880

Total Assets	$49,674,375	$52,536,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Bank indebtedness	-	58,892
Accounts payable
Trade	6,006,406	3,860,856
Revenue distribution	738,162	924,652
Due to related company	-	1,132,943
Accrued expenses	189,123	1,099,300
Accrued interest	39,600	42,695
	6,973,291	7,119,338
Current maturities of long-term debt	12,212,008	16,197,027
Total current liabilities	19,185,299	23,316,365

Long-Term Debt, less Current Maturities	1,258,213	1,075,777

Provision for site restoration	285,846	264,522

Deferred income taxes	172,113	81,053

Stockholders’ Equity
Preferred stock, no par value, authorized-unlimited, issued – none	-	-
Common stock, no par value, authorized-unlimited,
issued 51,378,037 shares	58,947,817	57,952,574
Less subscriptions for 122,535 shares	(214,436)	(214,436)
Warrants and beneficial conversion feature	823,695	823,695
Accumulated deficit	(30,784,172)	(30,763,226)
Total stockholders’ equity	28,772,904	27,798,607

Total Liabilities and Stockholders’ Equity	49,674,375	52,536,324

      “signed Robert Calentine”

  “signed Allan Thorne”

Robert L. Calentine, Director and CEO

      Allan C. Thorne, CFO

See accompanying notes to these condensed consolidated financial statements

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Expressed in US Dollars)

	Period from July 1, 2003 to Sept 30, 2003 (Unaudited)	Period from July 1, 2002 to Sept 30, 2002 (Unaudited)	Period from January 1, 2003 to Sept 30, 2003 (Unaudited)	Period from January 1, 2002 to Sept 30, 2002 (Unaudited)

REVENUE:
Oil and gas sales	$2,318,871	$1,339,909	$6,262,314	$5,621,650
Product and service revenues	295,463	202,388	780,541	640,172
Total revenue	$2,614,334	$1,542,297	$7,042,855	$6,261,822

EXPENSES:
Oil and gas production	$814,067	$1,090,067	$2,348,697	$3,228,858
Operating expenses	181,144	193,647	530,200	637,385
General and administrative	384,411	1,034,997	1,300,625	2,526,695
Depreciation and depletion	829,672	5,292,727	2,170,569	6,958,060
Total expenses	$2,209,294	$7,611,438	$6,350,091	$13,350,998

EARNINGS (LOSS) FROM OPERATIONS	$405,040	$(6,069,141)	$692,764	$(7,089,176)

OTHER
Interest and financing expense	(168,167)	(239,826)	(585,007)	(682,569)
Provision for write down of investments	-	(436,903)	-	(657,985)

EARNINGS (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	236,873	(6,745,870)	107,757	(8,429,730)

DEFERRED INCOME TAX (EXPENSE) RECOVERY	(1,533)	(64,636)	(91,060)	112,867
LOSS ON SALE OF ASSETS	(53,364)	-	(38,863)	-

NET EARNINGS (LOSS)	$181,976	$(6,810,506)	$(22,166)	$(8,316,863)

NET EARNINGS (LOSS) PER SHARE	$0.003	$(0.17)	$(0.00)	$(0.22)

WEIGHTED AVERAGE SHARES	$51,378,037	$39,375,889	$49,575,839	$37,121,263

See accompanying notes to these condensed consolidated financial statements

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (Unaudited)

(Expressed in US Dollars)

	Period from July 1, 2003 to Sept 30, 2003 (Unaudited)	Period from July 1, 2002 to Sept 30, 2002 (Unaudited)	Period from January 1, 2003 to Sept 30, 2003 (Unaudited)	Period from January 1, 2002 to Sept 30, 2002 (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$181,976	$(6,810,506)	$(22,166)	$(8,316,863)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Gain on sale of assets	53,364	-	38,863	-
Deferred income tax expense (benefit)	1,533	64,636	91,060	(112,867)
Depreciation and depletion	822,325	5,283,819	2,149,245	6,927,967
Site restoration	7,347	8,908	21,324	30,093
Provision for write down of investment	-	436,903	-	657,985
Common stock and warrants issued for services and other expenses	-	(22,286)	-	13,714
Cash flow from operations	$1,066,545	$(1,038,526)	$2,278,326	$(799,971)

Change in assets and liabilities net of effects from:
Accounts receivable	(219,234)	955,807	1,520,988	1,501,695
Materials and supplies inventory	-	-	-	(4,871)
Accounts payable and accrued liabilities	147,821	2,923,098	(4,131,066)	1,034,131
Prepaid expenses	46,200	134,737	9,877	(130,577)
Other	(33,554)	98,273	(37,123)	-
Net cash provided by operating activities	$1,007,778	$3,073,389	$(358,998)	$1,600,407

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft repayments	$(52,658)	$-	$(58,892)	$-
Cash acquired in acquisition	-	-	-	8,540
Costs related to sale of stock and issuance of notes	-	-	-	(43,695)
Issuance of notes payable and long-tem debt	490,700	502,726	490,700	502,726
Sale of common stock	-	-	995,243	-
Repayment of notes payable and long-term debt	(19,630)	(3,810,787)	(308,264)	(1,537,376)
Net cash provided by (used by) financing activities	$418,412	$(3,308,061)	$1,118,787	$(1,069,805)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of other assets	$-	$-	$655,117	$1,500,537
Proceeds from sale of equipment	-	-	16,191	-
Proceeds from sale of oil and gas properties	-	1,299,423	331,814	-
Exploration and development cost capitalized	(1,276,225)	(598,538)	(1,579,829)	(1,447,848)
Acquisitions of office furniture and equipment	-	-	(26,949)	-
Acquisitions of property and equipment	-	(490,291)	-	(490,291)
Other assets	-	-	-	(50,950)
Net cash provided by (used by) investing activities	$(1,276,225)	$210,594	$(603,656)	$(488,552)

NET INCREASE (DECREASE)	$149,965	$(24,078)	$156,133	$(42,050)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	56,184	32,628	50,016	50,600

CASH AND CASH EQUIVALENTS - END OF PERIOD	$206,149	$8,550	$206,149	$8,550
SEE SUPPLEMENTAL INFORMATION NOTE

See accompanying notes to these condensed consolidated financial statements

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in US Dollars)

NATURE OF BUSINESS AND BASIS OF PREPARATION AND PRESENTATION

Nature of Business

Aspen Group Resources Corporation’s primary business focus is to build value through the development of its existing producing oil and gas properties by conducting an active exploitation program on these properties and pursuing the acquisition, development, and exploitation of oil and gas properties in both the United States and Canada that offer the potential for increased production while continuing to control cost.

Financial Statement Presentation

The Condensed Consolidated Financial Statements of Aspen Group Resources Corporation and Subsidiaries (collectively the "Company" or "Aspen") included herein have been prepared by Aspen without audit.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted U. S. accounting principles have been condensed or omitted, since Aspen believes that the disclosures included are adequate to make the information presented not misleading.  In the opinion of Management, the Condensed Consolidated Financial Statements include all adjustments consisting of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows as of the dates and for the periods presented.  These Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and the notes thereto included for the fiscal year ended December 31, 2002.

Disposition of Non-core Properties

In February 2003, the Company closed the sale of two non-core assets:

i)

The Company sold its entire interest in the El Dorado Field in Kansas for approximately $2,850,000 in cash.  The majority of proceeds generated from this sale were utilized to further reduce the Company’s US bank debt.  This sale is reflected in these financial statements.

ii)

The Company also sold its entire interest in real properties located in Kerville, Texas for net proceeds or $325,000.  There was no oil and gas production on this property.

EARNINGS PER SHARE

Diluted earnings per share for the nine month period ending September 30, 2003 and 2002 are the same as basic earnings per share because the exercise of potentially dilutive securities would not have an effect.

COMMON STOCK ISSUED

	2003		2002
	Number of Shares	Amount	Number of Shares	Amount
Balance, beginning of period	39,378,037	$57,952,574	20,204,157	$46,943,541
Transactions during the period
Endeavour acquisition	-	-	11,944,809	6,689,093
Retirement of Note	-	-	3,857,143	3,063,000
Granted to employees	-	-	47,428	36,000
Warrants converted	-	-	544,500	481,541
Shares for property acquisition	-	-	2,825,000	483,035
Shares for services returned	-	-	(44,998)	(43,400)
Private Placement	12,000,000	995,243	-	-
Balance, end of period	51,378,037	$58,947,817	39,378,039	$57,652,810

Notes Page #

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in US Dollars)

On February 11, 2003, the Company completed a private placement of 12 million Units at $0.14 each for gross proceeds of $1.68 million Cdn.  Each Unit is comprised of one common share and one half of one common share purchase warrant with each whole common share purchase warrant exercisable for one common share at a price of $0.18 until August 10, 2004.  The common shares and warrant issued will carry a four-month hold period under Canadian securities laws from the date of close.  There was also 12 million Compensation Units issued pursuant to an Agency Agreement at an exercise price of $0.14 per Unit until February 10, 2004.   Each Unit is comprised of one common share and one half of one common share purchase warrant with each whole common share purchase warrant exercisable for one further common share at a price of $0.18 until August 10, 2004.

OPERATIONS

The Company's operations for the nine month periods are carried on in the following geographic locations:

	US	Canada	Total
Sept 30, 2003
Total assets	$37,958,204	$11,716,171	$49,674,375
Gross revenue	4,464,795	2,578,060	7,042,855
Net earnings (loss)	(29,288)	7,122	(22,166)
Earnings (loss) per share	(0.00)	0.00	(0.00)

Sept 30, 2002
Total assets	$48,666,800	$11,460,443	$60,127,243
Gross revenue	4,443,483	1,818,339	6,261,822
Net Loss	(7,258,490)	(1,058,373)	(8,316,863)
Earnings (Loss) per share	(0.25)	(0.03)	(0.28)

Supplemental Information

	Period from July 1, 2003 to Sept 30, 2003	Period from July 1, 2003 to Sept 30, 2003	Period from January 1,2002 to Sept 30, 2002	Period from January 1, 2002 to Sept 30, 2002
Cash paid for interest	$168,167	$333,408	$585,007	$682,569
Conversion of payables and other liabilities to common stock	$-	$-	$-	$3,063,000
Oil and gas property acquired with note payable	$-	$-	$-	$483,036
Purchase of Endeavour Resources Inc.:
Current assets, net of cash acquired	$-	$-	$-	$1,334,569
Oil and gas properties, net	$-	$-	$-	$9,855,041
Office furniture and equipment, net	$-	$-	$-	$42,258
Other assets	$-	$-	$-	$1,062,033
Liabilities	$-	$-	$-	$5,667,243

RELATED PARTY TRANSACTIONS

During the nine month period ended September 30, 2003, legal expenses of approximately $35,000 were invoiced from a firm for which one of the directors is a partner.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Results of Operations

Nine Months, Fiscal 2003 and Nine Months, 2002

During the nine months ended September 30, 2003, Aspen had a net loss of $22,166 compared to net loss of $8,316,863 during the nine months ended September 30, 2002.  Income before interest, taxes, depreciation and other was $2,863,333 for the nine months ended September 30, 2003 compared to $131,116 loss for the nine months ended September 30, 2002.

Gross revenues increased to $7,042,855 during the nine months ended September 30, 2003, compared to $6,261,822 during the nine months ended September 30, 2002, an increase of 12%.  The increase in gross revenues is attributable to the increase in commodity prices.

General and administrative expenses decreased approximately 48.5% to $1,300,625 during the nine months ended September 30, 2003.  The decrease reflects an overall reduction in administrative costs including the downsizing of the Company’s administrative staff.

Interest and financing expenses have decreased due to the decrease in average bank debt.

Liquidity and Capital Resources

As of September 30, 2003, Aspen has a working capital deficit of $14,801,962 compared to a working capital deficit of $5,102,483 at September 30, 2002 and $17,558,294 at December 31, 2002.  Aspen intends to bring the US banking facility in full compliance and will reclassify $9,080,000 of the current loan to long-tem debt.  The Company will finance its development activities with cash flow, as well as with the proceeds from private placements, exercise of warrants, traditional bank debt and the sale of non-core assets.  No assurance can be given that the Company will be successful in these efforts.

As at September 30, 2003, Aspen has bank production loans payable in both wholly owned subsidiaries, Aspen Endeavour Resources Inc. (Canada) and Aspen Energy Group Inc. (US).  Details are as follows:

2003
Canadian Western Bank

Demand non-revolving production loan, repayable in equal monthly installments of $92,562 commencing September 1, 2003 bearing interest at bank prime plus 0.75% which is secured by petroleum and natural gas properties

$ 444,300
Demand revolving production loan, repayable in equal monthly installments of $92,562 commencing March 1, 2004 bearing interest at bank prime plus 0.75% which is secured by petroleum and natural gas properties	1,555,050
1,999,350

Less – current portion	1,110,750
888,600

Aspen Energy Group Inc. Bank Loan

Demand non-revolving production loan	10,940,660
Less – current portion	1,860,000
9,080,660

Reclassified to current portion	(9,080,660)

Other	456,654
Less – current portion	(87,041)
369,613

Consolidated Long-term Debt	$ 1,258,213

The Aspen Endeavour Resources loans bear interest at prime plus 0.75% and are secured by a $5 million fixed and floating charge debenture covering the various Canadian petroleum and natural gas leases.  Aspen Endeavour is in compliance with all banking requirements.

Five-year maturity schedule

Long-term debt is due as follows:

2003	$12,394,444
2004	967,303
2005	62,193
2006	46,281

On October 4, 2002, Aspen Energy Group Inc. was notified that it was in default of the US Banking Credit Agreement for the quarterly period ending June 30, 2002.  Management is currently in negotiations with the US banker to remedy these defaults.  Due to the non-compliance of the US bank requirements, the Company has reclassified its $9,080,660 long-term debt to current.

OTHER INFORMATION

Legal Proceedings

The Company and its subsidiaries, in the normal course, are sometimes named as defendants in litigation.  The nature of these claims is related to disputes arising from services provided by outside contractors or for delinquent payments.  The Company does not expect that the results of any of these proceedings will have a material adverse effect on the Company’s financial position

a)

Bruce J. Scambler and JMEKS, Inc. vs. Jack E. Wheeler, Crown Partners, LLC Minerals Division, Aspen Group Resources Corporation, Inc., and Cotton Valley Resources Corporation; Case No. CJ-2000-6912-62; D.C. Oklahoma County; Petition filed 9/20/00.

The Company was named as a defendant in an action filed in September 2000 whereby a former officer of the Company alleged a breach of a Settlement and Release Agreement.  The Company was unsuccessful in defending this action and a judgment in the amount of $385,000 plus estimated interest and legal fees of $50,000 was granted against the Company and the former CEO.  The Company is jointly and severally liable along with the CEO for this amount.  Of this amount, the Company has made a provision for the total, which has been recorded as a liability at December 31, 2002 and charged to operations in 2002.

Notes Page #

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in US Dollars)

b)

Duke Energy Trading and Marketing, LLC vs. Aspen Group Resources Corporation; Case No. 2002-02095; D.C. Harris County, Texas; Petition filed on 1/18/02.

The Company was named as a defendant in an action January 2002 whereby the Company allegedly executed a written Guaranty in October 2000, on behalf of a corporation that the Company was in the midst of merger negotiations, to a third party guaranteeing a potential liability up to $2,300,000.  The Company claims that since the merger negotiations never came to fruition, that the Guaranty was cancelled and there is no liability to the Company.    Outside council for the Company has advised at this stage of proceedings, they cannot offer an opinion as to the probable outcome.  The Company’s management is vigorously defending the case.

c)

615436 Alberta Ltd. vs. Aspen Endeavour Resources Inc.; Action No. 0201-17345; Court of Queen's Bench of Alberta, Judicial District of Calgary; Petition filed on 10/12/02.

A wholly owned subsidiary of the Company was named as a defendant in an action commenced October 2002 whereby a company controlled by an officer of the Company claims that it is owed for a promissory note signed by the Canadian subsidiary of the Company in October 1994 in the amount of Cdn $250,000 plus interest.  The Company is defending this action, as it believes it is not a liability of the Company and therefore, no liability has been accrued in these financial statements.

d)

Jeffrey Chad and Riechad Incorporated vs. Aspen Endeavour Resources Inc.; Action No. 0201-17493; Court of Queen's Bench of Alberta, Judicial District of Calgary; Petition filed on 10/16/02.

A wholly owned subsidiary of the Company was named as a defendant in an action commenced October 2002, whereby an officer of the Company claims it is owed the sum of Cdn $440,000 pursuant to a suspension and redefinition of his consulting agreement.  The Company is defending this action and is currently in negotiations with the officer to release this claim.  No liability has been accrued in these financial statements for this amount.

e)

Jack Wheeler vs. Aspen Group Resources Corporation; Case No. CIV-03-0180, filed in the United States District Court for the Western District of Oklahoma.

The past CEO alleges that the Company breached his employment contract by not paying sums due under the contract.  Management intends to vigorously defend the case and has filed a counterclaim.  See (f) below.

f)

Aspen Group Resources Corporation and Aspen Energy Group, Inc. vs. Wheeler and Wheeler and Sons Oil & Gas LLC, Canadian County Oklahoma Case No. CJ-2003-281.  Petition filed on 05/15/03.

The Company alleges that the previous CEO committed fraud, embezzlement, breach of fiduciary duty, usurping of corporate opportunities and similar claims relating to his position as an officer and director of the Company.

g)

Aspen Group Resources Corporation and Aspen Energy Group, Inc. vs. Lenard Briscoe and LCB Resources, Inc., Canadian County Oklahoma, Case no. CJ-2003-307.  Petition filed on 05/27/03.

The Company has sued a past director and his private corporation, LCB Resources, Inc., alleging wide ranging fraud, breach of fiduciary duty, usurping corporate opportunities in connection with his service as an officer and director of the Company.  See (h) below.

h)

LCB Resources and Lenard Briscoe vs. Aspen Energy Group, Inc., Kingfisher County, Oklahoma, Case No. CJ-2003-96.  Petition filed on 05/27/03.

The past director has counter sued alleging the Company’s subsidiary has failed to pay royalties owed on certain oil and gas properties, has mismanaged those properties and has sold oil wells in which the past director has an interest, but has not paid him.  No liability has been accrued in these financial statements for this amount.

i)

R. Charles Allen vs. Aspen Group Resources Corporation, Jack E. Wheeler, James E. Hogue, Wayne T. Egan, Anne Holland, Randall B. Kahn, Lenard Briscoe, Peter Lucas, Lane Gorman Trubitt L.L.P. and WierFoulds L.L.P.; Action #02-CV241587CP.

The Company was named as a defendant, on a joint and several basis, along with the then directors, auditors and legal counsel of the Company in an Action dated December 30, 2002, whereby the plaintiff is seeking an order rescinding the take-over bid dated November 22, 2001 by the Company for the purchase of securities of Endeavour Resources Inc. along with damages in the amount of Cdn $10,000,000.  The Company is defending this action, as it believes it is not a liability of the Company, the outcome of which is undeterminable.  Outside council for the Company has advised at this stage of proceedings, they cannot offer an opinion as to the probable outcome.  The Company’s management is vigorously defending the case.

j)

Terri W. Smith vs. Aspen Group Resources Corporation; Case #3-03CV1287R.  Petition filed June 9, 2003.

The past employee alleges that the Company breached her employee contract by not paying sums due under the contract.  This action follows on EEOC charge #310-A2-00423 filed against the past CEO, Jack Wheeler and the Company.   Outside council for the Company has advised at this stage of proceedings, they cannot offer an opinion as to the probable outcome.  The Company’s management is vigorously defending the case.

k)

Riechad Incorporated vs. Aspen Endeavour Resources Inc.:  Action No, 0201-17515; Court of Queen’s Bench of Alberta, Judicial District of Calgary; Counterclaim filed 07/07/03

The company was named as a defendant in a counterclaim action commenced July 2003 whereby a company controlled by a past director and officer of the Company claims that it is owned for related party transactions of Cdn $736,969.  The Company has previously recorded Cdn $28,115 towards this claim.  The company is defending any amounts in excess of the Cdn $28,115.

Defaults Upon Senior Securities

As discussed in Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources above, the Company is negotiating with its primary lender in an attempt to remedy a default under its credit agreement.

Submissions of Matters to a Vote of Security Holders

The Company held its Annual and Special Meeting of Shareholders on September 4, 2003 for the purposes of a) appointing auditors and authorizing the directors to fix their remuneration; b) the election of four directors and c) to approve a resolution to grant and issuance of certain options and warrants, in connection with the corporation’s most recently completed financing.

a)

The appointment of Lane Gorman Trubitt, L.L.P. as independent auditors was approved by the           following vote:

Voted For	Withheld
34,693,570	2,303,746

b)

The following directors were re-elected with the following vote:

Name	Voted For	Withheld
Robert L. Calentine	34,704,388	2,292,928
Rupert Cudney	34,704,388	2,292,928
Wayne T. Egan	34,704,388	2,292,928
James Unger	34,704,388	2,292,928

c)

The proposal to approve the grant and issuance of certain options and warrants, granted and issued by the corporation, in connection with the corporation’s most recently completed financing.

Voted For	Voted Against	Not Voted	Withheld
23,865,814	3,085,018	6,705,922	3,340,562

Other Information

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements in this filing, and elsewhere (such as in other filings by Aspen Resources with the Commission, press releases, presentations by Aspen Resources Corporation or its management and oral statements) constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Aspen Resources Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, (i) significant variability in Aspen’s quarterly revenues and results of operations as a result of variations in the Aspen's production in a particular quarter while a significant percentage of its operating expenses are fixed in advance, (ii) changes in the prices of oil and gas, (iii) Aspen's ability to obtain capital and (iv) other risk factors commonly faced by small oil and gas companies.

Notes Page #